UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 27, 2007

AVIZA TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51642	20-1979646
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification Number)

440 Kings Village Road, Scotts Valley, CA 95066

(Address of principal executive offices) (Zip Code)

831-438-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On November 27, 2007, David C. Fries resigned from our board of directors. Mr. Fries’s resignation is not related to any disagreement with our operations, policies or practices.

Election of Directors

On November 27, 2007, pursuant to our certificate of incorporation and upon recommendation of our corporate governance and nominating committee, our board of directors elected William J. Harding as a member of our board of directors, effective as of November 27, 2007, to fill the vacancy on our board of directors created by the resignation of Andrew T. Sheehan on August 13, 2007. Mr. Harding will serve as a member of our compensation and corporate governance and nominating committees. As a member of our board of directors, Mr. Harding will receive grants of options to purchase shares of our common stock under our Amended and Restated 2005 Stock Plan and will be compensated for his services as a director, each in accordance with compensation levels for non-employee directors established by our compensation committee.

On November 27, 2007, pursuant to our certificate of incorporation and upon recommendation of our corporate governance and nominating committee, our board of directors elected Boris Lipkin as a member of our board of directors, effective as of November 27, 2007, to fill the vacancy on our board of directors created by the resignation of David C. Fries on November 27, 2007. As a member of our board of directors, Mr. Lipkin will receive grants of options to purchase shares of our common stock under our Amended and Restated 2005 Stock Plan and will be compensated for his services as a director, each in accordance with compensation levels for non-employee directors established by our compensation committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2007

AVIZA TECHNOLOGY, INC.

By:	/s/ Patrick C. O’Connor
Patrick C. O’Connor
Executive Vice President and Chief Financial
Officer